EXHIBIT 4.6

AGREEMENT TO ASSIGN LIENS AND RELEASE CLAIMS

This Agreement to Assign Liens and Release Claims (“Agreement”) by and among ValueBank Texas (“ValueBank”), American Medical Technologies, Inc., a Delaware corporation (“AMT”), and Aimee Maroney (“Maroney”)

WITNESSETH

WHEREAS, ValueBank holds an SBA note issued by AMT pursuant to that certain Loan Agreement between ValueBank and AMT dated as of October 3, 2001 (the “Note”), and has a first priority lien on certain real estate and assets of AMT and an Unconditional Guarantee securing the payment of  the Note;

WHEREAS, ValueBank has agreed to assign the Note and related security instruments and title policy to Maroney, and Maroney has agreed to accept the assignment and purchase such documents from ValueBank, all pursuant to the terms and conditions of that certain Assignment of Note and Liens (the “Assignment”) to be executed by ValueBank of even date herewith (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Assignment); and

WHEREAS,  in consideration for and as a condition to the purchase of the Note, ValueBank has agreed to release AMT and Maroney from any and all claims it may now or in the future have against either of them or any of their affiliates arising out of the Assignment, the Note, or any of the Security Documents;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto hereby agree as follows:

1.                                       ValueBank hereby agrees to enter into the Assignment and to deliver all the Security Documents, the Title Policy and the Note to Maroney, upon receipt by ValueBank of the sum of Six Hundred Eighty-Two Thousand One Hundred Seventy-Three and 06/100 Dollars ($682,173.06) from Maroney.  Payment shall be made to ValueBank by wire transfer to the account set forth below:

ABA # 114902560

Account # 264259

2.                                       ValueBank agrees that immediately upon the receipt by ValueBank of the payment described above, ValueBank will execute, without recourse, the Assignment and deliver to AMT, for the benefit of Maroney, the Assignment, the Note, the Security Documents and the Title Policy, and will further cooperate with Maroney and AMT and will execute such further instruments, documents and agreements required to accomplish the objectives of this Agreement and to give such further written assurance as may be requested by Maroney or AMT to evidence and reflect the assignment of all liens and security interests evidenced by the Security Documents as described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, including, without limitation, granting Maroney a limited power of attorney to file any such assignments of the Security Documents on ValueBank’s behalf.  Maroney and AMT recognize that the SBA guarantee of the Note is not transferable and will terminate on transfer of the Note to Maroney.  Maroney and AMT recognize that the Note matured on May 31, 2003 and is now past due and owing.

3.                                       Upon receipt of the payment described above, ValueBank agrees to release and forever discharge AMT and any and all of its officers, directors, employees, agents and assigns, and Maroney and any and all of her heirs, executors, agents and assigns (the “Released Parties”) from and against any and all claims, debts, demands, causes of action, contracts, agreements, reporting requirements, liability or suits, in equity or at law, of whatever kind or nature which ValueBank, its representatives, successors or assigns, or the SBA, may have, now or in the future, against any of the Released Parties, arising out of or in any manner related to the Note, any of the Security Documents or the Title Policy, including but not limited to any claims against AMT’s account(s) at ValueBank, outside of usual and customary check clearance procedures on those accounts.

4.                                       Also upon the transfer of the Note to Maroney, AMT agrees to release ValueBank, its officers, employees and directors, from any and all claims or causes of action related to said Note and/or to the collateral securing payment thereof.

5.                                       This Agreement and the Assignment contain the entire understanding of the parties regarding the matters covered hereby.  There are no representations, covenants or undertakings other than those expressly set forth herein.  The parties acknowledge that no party, nor any agent or attorney of any party, has made any promise, representation or warranty whatever, express or implied, not contained herein to induce any other party to execute this Agreement or the Assignment.  The parties acknowledge that they have not executed this Agreement or the Assignment in reliance on any promise, representation or warranty not specifically contained herein.  Any amendment or modification of this Agreement may be made only by the written agreement of ValueBank, Maroney and AMT or their respective legal successors, heirs or assigns.

6.                                       This Agreement shall be governed by the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

7.                                       This Agreement may be signed in counterparts, and all of such counterparts when properly executed by the appropriate parties thereto together shall serve as a fully executed document, binding upon the parties.  This Agreement may be executed and delivered by facsimile, and upon such delivery, the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.  The original signature copy shall be delivered to the other party by express overnight delivery.  The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 17th day of June, 2003.

VALUEBANK, N.A.

By:	/s/ Danny Brooks
Danny Brooks, Senior Vice President

AMERICAN MEDICAL TECHNOLOGIES, INC.

By:	/s/ Roger W. Dartt
Roger W. Dartt, President

MARONEY:

/s/ Aimee Maroney
Aimee Maroney